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                                                                    Exhibit 99.1

                                                                    Notification


Name
Address
Postal code and post office


Book-entry account no.

CONDITIONAL EXCHANGE OFFER FOR ALL SHARES IN SONERA CORPORATION

Telia AB (Telia) has made an offer to exchange all shares issued by Sonera Corporation (Sonera) for new Telia securities quoted on the Helsinki Exchanges (Telia shares). 1.51440 new Telia shares are being offered for one Sonera share. Fractional entitlements to Telia shares will not be delivered, but to the extent that a Sonera shareholder would be entitled to receive fractions of Telia shares, the shareholder shall be compensated in cash. Telia shall be responsible for all capital transfer tax payable on the exchange. The exchange offer period commences on 7 October 2002 at 9:00 a.m. Finnish time and expires on 8 November 2002 at 4:00 p.m. Finnish time unless extended by Telia. Telia is under no obligation to extend the offer period after 31 December 2002.

The exchange offer is conditional, which means that the exchange offer will be completed only if the conditions defined in the exchange offer document have been satisfied or waived. Please read the exchange offer document and the marketing brochure distributed by Telia. The exchange offer document is available at all Nordea asset management branches and on the Internet at www.nordea.fi.

IF YOU ACCEPT THE EXCHANGE OFFER

All Sonera shares on your book-entry account will first be exchanged to Sonera exchanged shares. One Sonera share entitles the holder to one Sonera exchanged share. The exchanged shares will be listed on the Pre List of the Helsinki Exchanges as from the first trading day after Telia's announcement of the results of the exchange offer. After completion of the exchange offer, all Sonera exchanged shares on the book-entry accounts will be exchanged for Telia shares so that one Sonera exchanged share entitles the holder to receive 1.51440 Telia shares. After completion of the exchange offer the trading is expected to commence on the Helsinki Exchanges on or around 2 December 2002. Fractional entitlements will be paid for in cash to the cash account of the holder's book-entry account on or around 16 December 2002. In order to validly tender your shares, the exchange offer must be accepted in relation to all of your Sonera shares in the book-entry account.

IF YOU ACCEPT THE EXCHANGE OFFER, PLEASE SIGN THE APPENDED ACCEPTANCE FORM AND RETURN IT IN THE ACCOMPANYING PREPAID REPLY ENVELOPE BY 5 NOVEMBER 2002 AT THE LATEST. You can also accept the exchange offer by telephone with Nordea Customer Service, tel. 0200 3000, with your Solo codes, from Monday to Friday between
8.00 and 21.00, or in person in a Nordea asset management branch. The offer cannot be accepted via the Solo service on the Internet.

You may withdraw your shares from the exchange offer during the offer period by sending a cancellation letter to a Nordea asset management branch.

Nordea does not charge any fees or commission on the exchange offer acceptance. If you decide to withdraw your shares, you will be charged a fee of 6.73 euros (incl. VAT 22%).

For the time being Nordea shall charge the annual custody fee for Finnish shares, EUR 6.73, for the safe custody of the Sonera exchanged shares and the new Telia shares quoted on Helsinki Exchanges. Trading is subject to the fee charged for trading in Finnish shares.

IF YOU DO NOT ACCEPT THE EXCHANGE OFFER

If we do not receive your acceptance form, we shall not take any measures. We will contact you in case of any further measures.


Yours faithfully,

Nordea Bank Finland Plc

NORDEA PANKKI SUOMI OYJ
Arvopaperipalvelut
2590 Liikkeeseenlaskijapalvelut
Aleksis Kiven katu 3-5  00020 NORDEA
www.nordea.fi                                                     PAGE TURN OVER

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                                                                 ACCEPTANCE FORM

Name
Address
Postal code and post office

                                                                   x.x.2002 Date

Book-entry account number


Custody Services

On dd September 2002 you had xx Sonera shares on your book-entry account no 022000xxxxxxx. If you accept the exchange offer, all Sonera shares on your book-entry account will be exchanged to Sonera exchanged shares. One Sonera share entitles the holder to one Sonera exchanged share. The exchanged shares will be listed on the Pre List of the Helsinki Exchanges as from the first trading day after Telia has announced the results of the exchange offer. After the completion of the exchange offer, all Sonera exchanged shares will be converted into Telia shares. One Sonera exchanged share entitles the holder to
1.51440 Telia shares. Your above mentioned Sonera shares entitle you to receive xxxx Telia shares. Your new Telia shares will be registered to your book-entry account after completion of the exchange offer.

The exchange offer is not made to Sonera shareholders who are citizens of Australia, Hong Kong, Italy, Japan, New Zealand or South Africa or whose registered domicile is in one these countries or regions. It is not possible to accept the exchange offer from Australia, Hong Kong, Italy, Japan, New Zealand or South Africa.



I acknowledge and accept the terms and conditions of the exchange offer.

I authorise Nordea to convert ALL Sonera shares on my above-mentioned book-entry account AT THE MOMENT OF THE EXCHANGE first into Sonera exchanged shares and later to subscribe for the Telia shares on my behalf. I also authorise Nordea to transfer the ownership of the Sonera shares to Telia and to sell the fractional entitlements to Telia shares in accordance with the terms and conditions of the exchange offer.

I confirm that I am neither a resident of nor have a registered address in Australia, Hong Kong, Italy, Japan, New Zealand or South Africa.




Place and date                              Signature *)


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                                            Name in block letters **)

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Telephone number during banking hours
                                            ------------------------------------


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*) If the shareholder is under 18 years     **) The name of the guardian(s)
old, the Signature of the guardian(s)       in block letters


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When an association accepts the exchange offer, the acceptance form must be accompanied by an extract of the minutes from a meeting of the decision-making organ.


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